Exhibit 10.5*
ROCKWELL AUTOMATION, INC.
RESTRICTED STOCK UNIT AGREEMENT
<award date>

To: <first name> <last name>

In accordance with Section 4(i) of the Rockwell Automation, Inc. 2026 Long-Term Incentives Plan (the Plan), and your deferral election dated <date of deferral>, the Corporation has transferred to you <number of units> restricted stock units in lieu of the <fee in USD> of fees payable to you on <payable date> for your service on the Board for the period from <board service period>. The number of restricted stock units was calculated in accordance with the Plan by valuing the units at the closing price of the Corporation’s common stock on the NYSE on <payable date>.

Additional restricted stock units will be granted to you pursuant to the Plan and your deferral election as follows:

(i)On <payable date(s)>, in lieu of 100% of the Board fees otherwise payable to you on those respective dates for your service on the Board, the number of restricted stock units whose value (based on the closing price of the Corporation’s common stock on the NYSE on those respective dates) equals 100% of the fees then otherwise payable to you.

(ii)The number of restricted stock units equal to the number of shares representing the portion, if any, of the annual retainer that may be paid in shares of common stock during calendar year <year> as determined by the Board.

In this Restricted Stock Unit Agreement, the restricted stock units granted today and to be granted on the respective future dates set forth above are collectively called Restricted Stock Units.

The Restricted Stock Units are being granted to you upon the following terms and conditions:

1.Receipt of Shares Underlying Restricted Stock Units

(a) Each Restricted Stock Unit will entitle you to receive one share of common stock of the Corporation:

(i) on the day on which (A) you retire from the Board under the Board's retirement policy or (B) you resign from the Board or cease to be a director of the Corporation by reason of the antitrust laws, compliance with the Corporation's conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of the Corporation, provided that such retirement, resignation or ceasing to be a director constitutes a "separation from service" within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (Section 409A), provided further that if such retirement, resignation or ceasing to be a director does not constitute such a "separation from service", you shall be entitled to receive such shares upon such a "separation from service", or

(ii) as promptly as practicable after, but in any event within the calendar year in which, a Change of Control (as defined in Article III, Section 13(I)(1) of the Corporation's By-Laws) shall occur while you are a director of the Corporation that meets the requirements of a "Change of Control Event" (as defined under Treasury Regulation Section 1.409A-3(i)(5)(v)-(vii), applying the default rules and percentages set forth in such regulation under Section 409A).

(b) If you resign from the Board or cease to be a director of the Corporation for any reason other than as set forth in paragraph 1(a)(i), you will forfeit and have no right to receive any of the shares of common stock of the Corporation underlying the Restricted Stock Units and will have no further rights to the Restricted Stock Units or any of the shares of common stock underlying the Restricted Stock Units.

2.Dividend Equivalents and Other Rights

From the date of grant of the Restricted Stock Units until delivery of the shares of common stock of the Corporation underlying the Restricted Stock Units in accordance with the terms of this Restricted Stock Unit Agreement or the earlier forfeiture of your rights in respect of the Restricted Stock Units in accordance with paragraph 1(b), you will be entitled to receive dividend equivalents in respect of each Restricted Stock Unit in an amount equal to the amount or value of any cash or other dividends or distributions payable on an equivalent number of shares of common stock of the Corporation at the times such dividends or distributions are payable in respect of shares of common stock of the Corporation. You will have no ownership interest in any shares underlying the Restricted Stock Units until and unless payment with respect to the Restricted Stock Units is actually made in shares of common stock in accordance with paragraph 1(a).

3.Delivery of Shares Underlying Restricted Stock Units

As promptly as practicable after you have earned the shares of common stock of the Corporation underlying the Restricted Stock Units in accordance with paragraph 1, the Corporation will deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock Units by bequest or inheritance) such shares.

4.Forfeiture of Shares Underlying Restricted Stock Units

Notwithstanding any other provision of this Restricted Stock Unit Agreement, if at any time it becomes impossible for you to receive any of the shares of common stock of the Corporation underlying Restricted Stock Units in accordance with this Restricted Stock Unit Agreement, all the Restricted Stock Units will be forfeited, and you will have no further rights of any kind or nature with respect thereto.

5.Transferability

The Restricted Stock Units are not transferable by you otherwise than by will or by the laws of descent and distribution and are deliverable, during your lifetime, only to you.

6.Withholding

The Corporation has the right, in connection with the delivery of the shares of common stock of the Corporation underlying the Restricted Stock Units and any dividend equivalents in accordance with this Restricted Stock Unit Agreement, (a) to deduct from any payment otherwise due by the Corporation to you or any other person receiving delivery of the shares of common stock of the Corporation or any dividend equivalents an amount equal to any taxes required to be withheld by law with respect to such delivery, (b) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld, or (c) to sell such number of the shares of common stock of the Corporation underlying the Restricted Stock Units as may be necessary so that the net proceeds of such sale will be an amount sufficient to provide for any such taxes so required to be withheld.

7.Applicable Law

This Restricted Stock Unit Agreement and the Corporation’s obligation to deliver shares of common stock of the Corporation and any dividend equivalents hereunder will be governed by and construed and enforced in accordance with the laws of Delaware and the Federal law of the United States.

ROCKWELL AUTOMATION, INC.

By:
Rebecca W. House
Senior Vice President, Chief People and Legal
Officer and Secretary

Dated:

Agreed to on this ___ day of <date>.

By:
<first name> <last name>